Exhibit 10.3

Summary of Compensation Arrangement with George R. Cattermole

For serving as Interim Chief Executive Officer of Charles & Colvard, Ltd. (the “Company”), George C. Cattermole will be compensated as an independent contractor, at a value of $6,000 per week with 70% of such sum paid in cash on a biweekly basis and 30% in restricted stock. The amount payable in restricted stock will accrue and be payable in stock, vesting immediately, and valued as of the close of the business day immediately prior to the appointment of a permanent Chief Executive Officer for the Company.